General DataComm Industries, Inc. and Subsidiaries
Calculation of Earnings per Share
                                                             Exhibit 11
(In thousands except per share data)

                                        Three months        Nine months ended
                                            June 30,              June 30,

                                     1995     1994        1995       1994
Primary earnings per share:
 Weighted average number of common
 shares outstanding                   20,332   16,790        19,562   16,317
 Assumed exercise of certain stock
  options                                 -       -            -           -
                                      ------   ------        ------   ------
                                      20,332   16,790        19,562   16,317
                                      ------   ------        ------   ------
Loss before cumulative effect of
 accounting changes                 ($16,598)   ($502)     ($22,436) ($3,188)
                                    --------   ------      --------  -------
 Cumulative effect of changes in
 accounting for post-retirement
 and post-employment benefits           -          -             -      (433)
                                    --------    -----      --------  -------
Net loss                            ($16,598)   ($502)     ($22,436) ($3,621)
                                    --------    -----      --------  -------
Loss per share-1)
 Loss before cumulative effect of
 accounting changes                   ($0.82)  ($0.03)       ($1.15)  ($0.19)
 Cumulative effect of changes in
 accounting for post-retirement
 and post-employment benefits         -            -          -        (0.03)
                                     --------  -------       ------   ------
Loss per share                        ($0.82)  ($0.03)       ($1.15)  ($0.22)
                                      ======    ======       =======  =======
Fully diluted earnings per share:
  Weighted average number of common
  shares                              20,332   16,790        19,562   16,317
  Assumed exercise of certain stock
  options                                -        -            -        -
                                      ------   ------        ------   ------
                                      20,332   16,790        19,562   16,317
                                      ------   ------        ------   ------
Loss before cumulative effect of
 accounting changes                 ($16,598)  ($502)      ($22,436) ($3,188)

 Cumulative effect of changes in
 accounting for post-retirement and
 post-employment benefits                 -        -         -          (433)
                                     --------   -----       --------  -------
Net loss                            ($16,598)  ($502)      ($22,436) ($3,621)
                                     ---------  -----       --------  -------
Loss per share-1)
 Loss before cumulative effect of
 accounting changes                   ($0.82) ($0.03)        ($1.15)  ($0.19)
 Cumulative effect of changes in
 accounting for post-retirement
 and post-employment benefits             -           -          -     (0.03)
                                      -------  ------        ------   ------
Loss per share                        ($0.82) ($0.03)        ($1.15)  ($0.22)
                                      ======   ======        =======  ======

(1 - Loss per share amounts for the three-month periods are required to be computed independently and, in 1995, do not equal the nine-month loss-per-share amounts.
                                    -15-